KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

New York, NY, February 19, 2020 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter and full year ended December 31, 2019.

Reported net income attributable to common stockholders of $24.8 million and $90.5 million, or $0.43 and $1.57 per diluted share of common stock, for the three and twelve months ended December 31, 2019, respectively.

Reported Net Core Earnings of $25.5 million and $96.3 million, or $0.44 and $1.67 per diluted share of common stock, for the three and twelve months ended December 31, 2019, respectively.

Fourth Quarter 2019 Highlights

•	Committed and initially funded $764.1 million and $527.0 million, respectively, to six new floating-rate senior loans. Funded an additional $92.8 million for loans closed prior to the fourth quarter.

•	Received approximately $765.4 million from the repayment of loans.

•
Current portfolio of $5.1 billion is 100% performing with a weighted average risk rating of 2.9, and 99% floating-rate with a weighted average loan-to-value ratio ("LTV") of 66% as of December 31, 2019. Current portfolio increased 23% over 2018.

•	Book value was $1,122.0 million or $19.52 per share as of December 31, 2019, compared to $1,122.0 million or $19.54 per share as of September 30, 2019.

•	Added to the S&P SmallCap 600 index.

2019 Highlights

•
Committed and funded $3.1 billion and $2.7 billion, respectively, to eighteen new floating-rate senior loans. Total commitments in 2019 increased 14% over 2018. Average loan size of $173.0 million, a 20% increase over 2018.

•
Sold our remaining direct CMBS B-Piece investments for $9.8 million, representing the full exit from our 2015 and 2016 vintage direct B-piece investments and resulting in a gross realized IRR of 18.8% for the entire direct B-piece portfolio over the investment period.

•
Non-mark-to-market financing is $2.8 billion as of December 31, 2019, representing 72% of our total outstanding portfolio financing, as compared to 60% of our total portfolio financing as of December 31, 2018.

•	Borrowing capacity increased by $1.2 billion to $5.5 billion as of December 31, 2019, a 28% increase over 2018.

•	Entered into a new $900.0 million non-mark-to-market term lending agreement.

•	Increased the borrowing capacity on our corporate revolving credit facility to $250.0 million as of December 31, 2019, compared to $100.0 million as of December 31, 2018.

•
Entered into a continuous “At the Market” stock offering program (the “ATM”), pursuant to which we may sell, from time to time, up to $100.0 million of our common stock. We did not sell any shares of our common stock under the ATM during the year ended December 31, 2019.

•	Repurchased 212,809 shares of our common stock for approximately $4.1 million at a weighted average price of $19.25 per share.

Chris Lee and Matt Salem, Co-Chief Executive Officers of KREF, stated: “2019 was a record origination year for KREF. We continued to improve our brand awareness and expand our client base through creativity, flexibility and certainty of execution. Since inception, we have now originated over $8.2 billion of loans with no loan losses or impairments. Our continued focus on institutional quality real estate and sponsors led to an average loan size of $173.0 million in 2019, an increase of 20% compared to 2018. In addition, we continue to improve the cost and structure of our liabilities. As of year-end, 72% of our outstanding portfolio borrowings are non-mark-to-market compared to 60% as of December 31, 2018. With a focus on capital preservation, we have constructed a high quality and defensive portfolio. We are pleased with the Company’s progress in 2019 and are confident in our ability to build on the momentum in 2020.”

Fourth Quarter 2019 Investment Activity
Loan Originations
The Company committed capital to the following floating-rate senior loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Herndon, VA	Multifamily	December 2019	$73,900	$71,900	L + 2.5%	January 2025	72%
Senior Loan, Washington DC	Office	December 2019	175,500	44,700	L + 3.4	January 2025	58
Senior Loan, Various	Retail	December 2019	147,035	102,200	L + 2.6	August 2025	55
Senior Loan, Los Angeles, CA	Multifamily	December 2019	91,000	90,000	L + 2.8	January 2023	72
Senior Loan, Irvine, CA	Office	November 2019	183,300	149,000	L + 2.9	November 2024	66
Senior Loan, State College, PA	Student Housing	October 2019	93,400	69,200	L + 2.7	November 2024	64
Total/Weighted Average			$764,135	$527,000	L + 2.8%		63%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

The weighted average underwritten internal rate of return ("IRR") of all loans originated in the fourth quarter was 10.7%.
Funding of Previously Closed Loans
The Company funded approximately $92.8 million for loans closed prior to the quarter end.
Loan Repayments

The Company received approximately $765.4 million from loan repayments.

Quarter End Portfolio Summary
The following table sets forth certain information regarding the Company’s portfolio at December 31, 2019 ($ in millions):

Investment	Committed Principal Amount(A)	Outstanding Principal Amount(A)	Carrying Value	Max Remaining Term (Years)(B)(C)	Weighted Average LTV(B)
Senior Loans	$5,655.4	$5,033.8	$4,925.5	4.1	66%
Mezzanine Loan	5.5	5.5	5.5	5.5	77
CMBS B-Pieces(D)	40.0	35.7	35.7	9.5	58
Total/Weighted Average	$5,700.9	$5,075.0	$4,966.7	4.1	66%

(A)
Senior loans include senior mortgages and similar credit quality investments, including junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio and excludes vertical loan syndications.

(B)	Weighted average is weighted by current principal amount for our senior and mezzanine loans and by net equity for our CMBS B-Piece investments through an aggregator vehicle.

(C)	Max remaining term (years) assumes all extension options are exercised, if applicable.

(D)	Represents a $35.7 million investment in an aggregator vehicle that invests in CMBS B-Pieces.

Portfolio Performance
As of December 31, 2019, the average risk rating of the Company's portfolio was 2.9 (Average Risk), weighted by total loan exposure, with 100% of the total loan portfolio rated 3 (Average Risk) or better by KKR Real Estate Finance Manager LLC (our "Manager") as compared to 2.9 (Average Risk) as of September 30, 2019. As of December 31, 2019, no investments were rated 4 (High Risk/Potential for Loss) or 5 (Impaired/Loss Likely).

Non-GAAP Financial Measures

Reconciliation of Core Earnings and Net Core Earnings to Net Income Attributable to Common Stockholders
The table below reconciles Core Earnings and Net Core Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 and the years ended December 31, 2019 and 2018 ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	December 31, 2019		September 30, 2019		December 31, 2018
Net Income Attributable to Common Stockholders	$24,789	$0.43	$23,617	$0.41	$19,709	$0.34
Adjustments
Non-cash equity compensation expense	1,017	0.02	1,040	0.02	387	0.01
Incentive compensation to affiliate	1,174	0.02	—	—	1,470	0.03
Unrealized (gains) or losses(A)	(407)	(0.01)	71	—	1,980	0.03
Non-cash convertible notes discount amortization	91	—	91	—	91	—
Reversal of previously unrealized loss now realized	—	—	191	—	—	—
Core Earnings	$26,664	$0.46	$25,010	$0.43	$23,637	$0.41
Incentive compensation to affiliate	1,174	0.02	—	—	1,470	0.03
Net Core Earnings	$25,490	$0.44	$25,010	$0.43	$22,167	$0.38
Weighted average number of shares of common stock outstanding, diluted	57,595,424		57,549,066		58,253,821

(A)
Includes $(0.4) million, $0.1 million and $1.6 million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

	Year Ended	Per Diluted Share	Year Ended	Per Diluted Share
	December 31, 2019		December 31, 2018
Net Income Attributable to Common Stockholders	$90,492	$1.57	$87,293	$1.58
Adjustments
Non-cash equity compensation expense	4,091	0.07	1,973	0.04
Incentive compensation to affiliate	3,272	0.06	4,756	0.09
Unrealized (gains) or losses(A)	1,179	0.02	(1,370)	(0.02)
Non-cash convertible notes discount amortization	360	0.01	224	—
Reversal of previously unrealized loss now realized(B)	191	—	11,900	0.22
Core Earnings(C)	$99,585	$1.73	$104,776	$1.90
Incentive compensation to affiliate	3,272	0.06	4,756	0.09
Net Core Earnings	$96,313	$1.67	$100,020	$1.81
Weighted average number of shares of common stock outstanding, diluted	57,532,490		55,171,061

(A)	Includes ($1.2) million and $1.6 million non-cash redemption value adjustment of our Special Non-Voting Preferred Stock for the years ended December 31, 2019 and 2018, respectively.

(B)
For 2018, includes $5.5 million and $6.4 million of unrealized gains related to the first quarter of 2018 and to prior periods, respectively, that were realized during the three months ended June 30, 2018.

(C)
Excludes $1.8 million or $0.03 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Piece accreted as a component of taxable income during the year ended December 31, 2018.

Book Value

The Company’s book value per share of common stock was $19.52 at December 31, 2019, as compared to book value per share of common stock of $19.54 and $19.66 at September 30, 2019 and December 31, 2018, respectively.

Book value per share as of December 31, 2019 includes the 2019 impact of a $1.2 million, or $0.02 per common share, non-cash redemption value adjustment to our redeemable Special Non-Voting Preferred Stock (“SNVPS”), resulting in a cumulative (since issuance of the SNVPS) decrease of $1.7 million, or $0.03 per common share to our book value (“SNVPS Cumulative Impact”) as of December 31, 2019. Upon redemption of the SNVPS, our book value will increase as a result of a one-time gain, thus substantially eliminating the SNVPS Cumulative Impact on our book value. See Note 9 - Equity, of our consolidated financial statements included in this Form 10-K, for detailed discussion of the SNVPS.

During the first quarter of 2020, we expect to recognize an increase of approximately $0.4 million to the redemption value of our SNVPS and a corresponding decrease to our book value. The non-cash redemption value adjustment will decrease our first quarter of 2020 Net Income Attributable to Common Stockholders (in accordance with GAAP) and will be added back for Core Earnings.

Subsequent Events

The following events occurred subsequent to December 31, 2019:

Investing Activities

The Company originated the following loans:

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Plano, TX	Office	February 2020	$226,500	$160,554	L + 2.65%	February 2025	64%
Senior Loan, San Diego, CA	Multifamily	February 2020	106,000	106,000	L + 3.3%	February 2025	71
Mezzanine Loan, Westbury, NY	Multifamily	January 2020	20,000	14,836	L + 9.0%	August 2024	65
Total/Weighted Average			$352,500	$281,390	L + 3.2%		66%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

Funding of Previously Closed Loans

The Company funded approximately $24.4 million for previously closed loans.

Loan Repayments

The Company received approximately $107.5 million from loan repayments.

Financing Activities

The Company increased the borrowing capacity on the Revolver to $335.0 million.

The Company net borrowed $207.0 million under its financing agreements.

Corporate Activities

Dividends

In January 2020, the Company paid $24.7 million in dividends on its common stock, or $0.43 per share, with respect to the fourth quarter of 2019, to stockholders of record on December 31, 2019.

Teleconference Details:
The Company will host a conference call to discuss its financial results on Thursday, February 20, 2020 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2019 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10138221.
Webcast:
The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.
Supplemental Information
The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter and the year ended December 31, 2019 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.
About KKR Real Estate Finance Trust Inc.
KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with over 40-year history of leadership, innovation and investment excellence and $218.4 billion of assets under management as of December 31, 2019.
Additional information can be found on the Company’s website at www.kkrreit.com.
Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; difficulty in obtaining financing or raising capital; adverse legislative or regulatory developments; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; acts of God such as hurricanes, earthquakes and other natural disasters, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; deterioration in the performance of properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; defaults by borrowers in paying debt service on outstanding indebtedness; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company; the availability of qualified personnel and the Company’s relationship with our Manager; KKR controls the Company and its interests may conflict with those of the Company’s stockholders in the future; the Company’s qualification as a REIT for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940; authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I—Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.
CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Michael Shapiro
Tel: +1-888-806-7781(U.S.) / +1-646-901-5920
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Kristi Huller or Cara Major
Tel: +1-212-750-8300
media@kkr.com

Definitions:

"Loan-to-value ratio": Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

"Internal Rate of Return": IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The weighted average underwritten IRR for the investments shown reflects the returns underwritten by our Manager taking into account certain assumptions around leverage up to no more than the maximum approved advance rate, and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes certain estimates with respect to the timing and magnitude of the initial and future fundings for the total loan commitment and associated loan repayments, and assumes no defaults. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes the one-month spot USD LIBOR as of the date the loan was originated. There can be no assurance that the actual weighted average IRRs will equal the weighted average underwritten IRRs shown.

"Core Earnings" and "Net Core Earnings": Used by the Company to evaluate the Company's performance excluding the effects of certain transactions and GAAP adjustments the Company believes are not necessarily indicative of the current loan activity and operations. The Company also uses Core Earnings to determine the management and incentive fees it pays to its Manager. Core Earnings and Net Core Earnings are measures that are not prepared in accordance with GAAP. The Company defines Core Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and board of directors (and after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments. Net Core Earnings is Core Earnings less incentive compensation payable to our Manager.

The Company believes that providing Core Earnings and Net Core Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of the Company’s business. Core Earnings and Net Core Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Core Earnings and Net Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Core Earnings and Net Core Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$67,619	$86,531
Commercial mortgage loans, held-for-investment, net	4,931,042	4,001,820
Equity method investments	37,469	30,734
Accrued interest receivable	16,305	16,178
Other assets	4,583	3,596
Commercial mortgage loans held in variable interest entities, at fair value	—	1,092,986
Total Assets	$5,057,018	$5,231,845

Liabilities and Equity
Liabilities
Secured financing agreements, net	$2,884,887	$1,951,049
Collateralized loan obligation, net	803,376	800,346
Convertible notes, net	139,075	137,688
Loan participations sold, net	64,966	85,465
Accounts payable, accrued expenses and other liabilities	3,363	4,529
Dividends payable	25,036	25,097
Accrued interest payable	6,686	7,516
Due to affiliates	5,917	4,712
Variable interest entity liabilities, at fair value	—	1,080,255
Total Liabilities	3,933,306	4,096,657

Commitments and Contingencies

Temporary Equity
Redeemable preferred stock	1,694	2,846

Permanent Equity
Preferred stock, 50,000,000 authorized (1 share with par value of $0.01 issued and outstanding as of December 31, 2019 and 2018)	—	—
Common stock, 300,000,000 authorized (57,486,583 and 57,596,217 shares with par value of $0.01 issued and outstanding as of December 31, 2019 and 2018, respectively)	575	576
Additional paid-in capital	1,165,995	1,163,845
Accumulated deficit	(8,594)	(225)
Repurchased stock, 1,862,689 and 1,649,880 shares repurchased as of December 31, 2019 and 2018, respectively	(35,958)	(31,854)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,122,018	1,132,342
Total Permanent Equity	1,122,018	1,132,342
Total Liabilities and Equity	$5,057,018	$5,231,845

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31,2018	December 31, 2019	December 31, 2018
Net Interest Income
Interest income	$72,417	$74,223	$59,623	$274,335	$183,575
Interest expense	41,333	45,596	32,192	158,860	85,017
Total net interest income	31,084	28,627	27,431	115,475	98,558

Other Income
Gain (loss) on sale of investments	71	(429)	—	(2,688)	13,000
Change in net assets related to CMBS consolidated variable interest entities	—	544	128	1,665	2,588
Income from equity method investments	1,254	1,321	981	4,568	3,065
Other income	447	853	201	2,453	1,440
Total other income (loss)	1,772	2,289	1,310	5,998	20,093

Operating Expenses
General and administrative	2,676	2,704	1,810	10,522	7,812
Management fees to affiliate	4,280	4,280	4,330	17,135	16,346
Incentive compensation to affiliate	1,174	—	1,470	3,272	4,756
Total operating expenses	8,130	6,984	7,610	30,929	28,914

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	24,726	23,932	21,131	90,544	89,737
Income tax expense (benefit)	213	77	(297)	579	(70)
Net Income (Loss)	24,513	23,855	21,428	89,965	89,807
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	—	—	63
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	24,513	23,855	21,428	89,965	89,744
Preferred Stock Dividends and Redemption Value Adjustment	(276)	238	1,719	(527)	2,451
Net Income (Loss) Attributable to Common Stockholders	$24,789	$23,617	$19,709	$90,492	$87,293

Net Income (Loss) Per Share of Common Stock
Basic	$0.43	$0.41	$0.34	$1.58	$1.58
Diluted	$0.43	$0.41	$0.34	$1.57	$1.58
Weighted Average Number of Shares of Common Stock Outstanding
Basic	57,486,583	57,420,140	58,178,944	57,426,912	55,136,548
Diluted	57,595,424	57,549,066	58,253,821	57,532,490	55,171,061

Dividends Declared per Share of Common Stock	$0.43	$0.43	$0.43	$1.72	$1.69